Exhibit 10.1
Summary of Director Compensation
     The following sets forth the compensation program for non-employee directors of United American Healthcare Corporation. Annual chair fees are paid annually at the end of each calendar year. Annual board fees are paid on a quarterly basis. Directors who are employees of the Company do not receive any additional compensation for Board service. All directors are reimbursed for expenses reasonably incurred in connection with Board service.

Board/Committee meeting fees (cash):	$500	per meeting

Annual Chair fees (cash):

Non Executive Chairman of the Board	$16,200

Finance and Audit Committee-Chair	$3,000

Compensation Committee-Chair	$2,000

Governance Committee-Chair	$1,500

Annual fees:

Cash	$9,000

Stock (cash value)	$9,000